Exhibit 10.16(b)

AMENDMENT #1

TO NFS CONTRACT OF SALE & SECURITY AGREEMENT

Dated: June 22, 2005

Definitions:

Paragraph 19 as follows:

“Purchase Formula” means at any time, and amount equal to 120% of the net amount of all Acceptable/Eligible Accounts.

Is replaced by:

“Purchase Formula” means at any time, an amount equal to 130% of the net amount of all Acceptable/Eligible Accounts.

This amendment is effective and applicable to invoices purchased under the CONTRACT OF SALE & SECURITY AGREEMENT of even date. All other terms, covenants and conditions will remain in effect and unchanged.

Tully’s Coffee Corporation

By:	/s/ Kristopher S. Galvin	Date: July 20, 2005
Kristopher S. Galvin Executive Vice President & CFO

Northrim Funding Services, a division of Northrim Bank

Accepted this 20th day of July, 2005, at Bellevue, WA

By:	/s/ Daniel J. Lowell
Daniel J. Lowell Vice President

Page 1	Acknowledgment